Exhibit 16.1

August 4, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Electriq Power Holdings, Inc.’s (formerly known as TLG Acquisition One Corp.) statements included under Item 4.01 of its Form 8-K dated August 4, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on July 31, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

WithumSmith+Brown, PC

New York, New York